FOR IMMEDIATE RELEASE	NEWS
February 26, 2019	NYSE American: GORO

GOLD RESOURCE CORPORATION ACHIEVES EIGHTH CONSECUTIVE

PROFITABLE YEAR REPORTING $9.3 MILLION NET INCOME,

$0.16 PER SHARE, PROVIDES 2019 PRODUCTION OUTLOOK

COLORADO SPRINGS – February 26, 2019 – Gold Resource Corporation (NYSE American: GORO) (the “Company” or “GRC”) today announced an eighth consecutive year of profitability, reporting net income of $9.3 million or $0.16 per share.  The Company also confirmed its previously announced 2018 annual mill production of 26,838 gold ounces and 1,672,034 silver ounces for 47,622 precious metal gold equivalent ounces.  The Company announced its 2019 Oaxaca Mining Unit precious metal Outlook targeting 27,000 gold ounces and 1,700,000 silver ounces plus or minus a 10 percent range.  The Company’s Nevada Mining Unit’s 2019 gold Outlook is scheduled to be announced after Isabella Pearl production commences, targeted by June 2019 or before.  The Company targets its first 12 months of Isabella Pearl production to be approximately 29,000 gold ounces, plus or minus a 10% range.  Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, U.S.A.  The Company has returned $111 million to its shareholders in monthly dividends since commercial production commenced July 1, 2010 and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2018 ANNUAL HIGHLIGHTS

•Achieved eighth consecutive year of profitability;

•Achieved 2018 gold production range with 26,838 ounces;

•Achieved 2018 silver production range with 1.67 million ounces;

•$115.3 million net sales, an increase of 5%;

•$9.3 million net income or $0.16 per share;

•$84 total cash costs after by-product credits per precious metal gold equivalent ounce sold;

•$655 total all-in sustaining cost per precious metal gold equivalent ounce sold;

•Obtained necessary permits to construct and operate Isabella Pearl Project;

•$15.4 million cash flow deployed to build the Isabella Pearl project;

•$15 million recent equity raise to fund estimated Isabella Pearl project completion;

•Working capital of $13.5 million;

•Commenced Isabella Pearl construction and completed heap leach pad;

•Commenced Isabella Pearl mining, crushing, and ore placement on the heap leach pad;

•$1.1 million distributed in shareholder dividends, totaling over $111 million since 2010;

•Global Proven & Probable Reserve tonnes increased by 16% year-over-year;

•Global Proven & Probable Reserve gold ounce increase by 17.9%, silver increase by 14.2%.

2018 Overview

“I am very pleased to report that for 2018, Gold Resource Corporation delivered its eighth consecutive year of profitability,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid. “Our Company achieved its annual Oaxaca Mining Unit production goals at a low all-in sustaining cost per ounce of $655 and posted annual net income of $9.3 million or $0.16 per share.  In May of 2018, we were granted the permits to construct and operate a mine at our

Nevada Mining Unit’s Isabella Pearl project.  We broke ground in June and are not only on target for our stated 12-month project build, we target first gold sales by June of 2019, if not before.  We deployed $15.4 million of our cash and cash flow for Isabella Pearl construction.  We also recently raised $15 million through an ATM equity program with H. C. Wainwright & CO., which we believe will provide sufficient funding to complete construction.  The financing through the ATM program equated to a modest 6.3% dilution for our targeted over 100% increase in global annual gold production.  We are firing on all cylinders, executing on our business plans, positioned for substantial production growth, and increased future monthly dividends.  Our planning and effort for increasing shareholder value has been in the works for some time and we are excited to see our plans come to fruition.”

For the year ended December 31, 2018, the Company sold 41,904 precious metal gold equivalent ounces at a total cash cost of $84 per gold equivalent ounce. Realized 2018 average sales prices were $1,259 per ounce for gold and $15.65 per ounce for silver. The Company recorded revenues of $115.3 million, and net income of $9.3 million, or $0.16 per share. Base metal production generated $68.6 million in revenue for 2018.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

The following Production Statistics table summarizes certain information about our Oaxaca Mining Unit operations for three and twelve months ended December 31, 2018 and 2017:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Arista Mine
Milled
Tonnes Milled	149,494	117,490	560,191	400,748
Grade
Average Gold Grade (g/t)	1.82	2.86	1.69	2.40
Average Silver Grade (g/t)	65	157	95	145
Average Copper Grade (%)	0.35	0.39	0.37	0.38
Average Lead Grade (%)	1.72	2.03	1.66	1.75
Average Zinc Grade (%)	4.45	4.95	4.29	4.85
Aguila Open Pit Mine
Milled
Tonnes Milled	10,705	-	36,435	42,079
Grade
Average Gold Grade (g/t)	2.02	-	2.08	1.52
Average Silver Grade (g/t)	38	-	41	34
Mirador Mine
Milled
Tonnes Milled	3,800	3,019	15,044	6,350
Grade
Average Gold Grade (g/t)	1.52	1.36	1.43	1.22
Average Silver Grade (g/t)	222	126	174	113
Combined
Tonnes milled	163,999	120,509	611,670	449,177
Tonnes Milled per Day (1)	1,885	1,385	1,764	1,306
Metal production (before payable metal deductions) (2)
Gold (ozs.)	7,974	9,209	26,838	28,117
Silver (ozs.)	330,605	555,550	1,672,034	1,773,263
Copper (tonnes)	446	337	1,652	1,141
Lead (tonnes)	2,006	1,782	7,280	5,365
Zinc (tonnes)	5,572	4,854	19,808	16,301
Precious metal gold equivalent ounces produced (mill production) (2)
Gold Ounces	7,974	9,209	26,838	28,117
Gold Equivalent Ounces from Silver	3,731	7,210	20,784	23,933
Total Precious Metal Gold Equivalent Ounces	11,705	16,419	47,622	52,050

(1)	Based on actual days the mill operated during the period.
(2)

The difference between what we report as "ounces/tonnes produced" and "payable ounces/tonnes sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for by our customers according to the terms of our sales contracts. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades which impact the amount of metals contained in concentrates produced and sold.

The following Sales Statistics table summarizes certain information about our combined Oaxaca Mining Unit operations for three and twelve months ended December 31, 2018 and 2017:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Metal sold
Gold (ozs.)	6,142	7,700	22,886	25,221
Silver (ozs.)	285,859	508,133	1,529,951	1,630,003
Copper (tonnes)	420	297	1,521	1,066
Lead (tonnes)	1,892	1,633	6,754	4,932
Zinc (tonnes)	4,596	3,607	16,123	13,059
Average metal prices realized (1)
Gold ($ per oz.)	1,214	1,279	1,259	1,267
Silver ($ per oz.)	13.70	16.60	15.65	17.10
Copper ($ per tonne)	5,871	7,164	6,345	6,354
Lead ($ per tonne)	1,741	2,531	2,119	2,371
Zinc ($ per tonne)	2,448	3,524	2,770	2,993
Precious metal gold equivalent ounces sold
Gold Ounces	6,142	7,700	22,886	25,221
Gold Equivalent Ounces from Silver	3,226	6,594	19,018	22,003
Total Precious Metal Gold Equivalent Ounces	9,368	14,294	41,904	47,224
Total cash cost before by-product credits per precious metal gold equivalent ounce sold (2)	$1,858	$1,157	$1,722	$1,294
Total cash cost after by-product credits per precious metal gold equivalent ounce sold (2) (3)	$42	$(170)	$84	$75
Total all-in sustaining cost per precious metal gold equivalent ounce sold (2)	$426	$253	$655	$590

(1)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(2)	For a reconciliation of this non-GAAP measure to total mine cost of sales, which is the most comparable U.S. GAAP measure, please see Non-GAAP Measures in our most recently filed Form 10-K.
(3)	Total cash cost after by-product credits are significantly affected by base metals sales during the periods presented.

2019 Production Outlook

The Company is targeting 2019 annual production (with ranges based on plus or minus 10%) of 27,000 ounces gold and 1,700,000 ounces silver.  The Company remains focused on mining tonnes based on net smelter return (“NSR”) values per tonne of all metals to maximize cash flow. The Company will continue to focus on its overall margin from both precious and base metal production. Base metal production results in lower production costs per tonne and per ounce when used as a credit against production costs. The Company targets sufficient precious and base metal production in 2019 to support its plans for capital expenditures, exploration, dividends, taxes and future growth.

Year-End 2018 Proven & Probable Reserve Update

The Company recently updated its 2018 Oaxaca Mining Unit Proven and Probable (“P&P”) Reserve Report as of December 31, 2018.  Oaxaca Mining Unit proven and probable tonnes increased year-over-year by 23% to 3,077,200, gold ounces increased by 27% to 180,300 and silver ounces increased by 15% to 12,591,300.  Mine life at the Company’s Oaxaca Mining Unit is estimated at four and one-half years, holding the four and one-half year mine life estimate of 2018, but based on a new higher estimated maximum mill throughput capacity of 2,000 tonnes of ore per day.

The Company also updated its 2018 Nevada Mining Unit Proven and Probable (“P&P”) Reserve Report as of December 31, 2018.  Nevada Mining Unit proven and probable tonnes increased year-over-year by 9% to 2,934,400, boosting gold ounces 12% to 214,800.  This new addition extends the 2018 original four-year mine life estimate into the start of a fifth production year.

For additional details on the updated reserve report, please view the P&P press release dated February 26, 2019. The updated full reserve report will be available on the Company’s website in the near future.

Projects Update

Oaxaca Mining Unit

During 2018, the Company continued to develop the Arista underground mine, including the Switchback vein system.  Bulk tonnage mining techniques were initiated at Switchback, while also processing a large amount of development ore.  The Company also began construction of three critical capital projects in 2018.  These projects include the paste fill plant, the tailings lift, and the power grid project.  The paste fill plant is targeted to improve the Arista Mine’s safety, allow for more efficient extraction of stope pillars when possible, and provide for tailings storage underground which will lessen the demand for surface tailings facilities.  The third phase of the surface tailings impoundment lift was completed in February 2019.  The power grid project began construction in 2018 and will provide lower cost grid power to the Aguila project when complete.

In addition to the Arista underground mine, development continued at the Mirador Mine in 2018 and consistently delivered development ore to the Aguila processing facility.  While difficult ground conditions slowed development at times, mine operations continued to target higher grade areas in the mine.  The Mirador Mine has been built, commissioned and will continue to be developed and operated with internal cash flow.

Nevada Mining Unit

During 2018, the Company obtained all the necessary permits to commence development and construction of the Isabella Pearl project.  Construction of the heap leach pad, pad liner placement and pregnant and barren solution ponds is complete.  The crushing facility was installed and commissioned as well as the laboratory and office buildings.  The Company began mining, crushing, and placing ore on the pad during the fourth quarter of the year.  Construction of the ADR plant is ongoing as is other infrastructure including water tanks and water and electrical service.  The Company remains on track for first gold production by June 2019.

The Company’s Nevada Mining Unit now consists of four properties covering more than 10,120 hectares (25,000 acres) in south central Nevada’s Walker Lane Mineral Belt.  The flagship Isabella Pearl project is in construction, while the additional three properties are in various stages of exploration.

Exploration Program

Oaxaca Mining Unit exploration activities during 2018 focused on underground exploration drilling at the Arista and Switchback vein systems in the Arista Mine. The Switchback drilling program continued to target further expansion and delineation of the multiple high-grade parallel veins for reserve definition, expansion and mine plan optimization.  The Switchback strike length has expanded to over one kilometer, a more than 375-meter expansion from the beginning of 2018, with results adding to reserve definition, expansion and Arista Mine plan optimization.  The Switchback vein system remains open on strike and vertical extent.

Underground drilling during 2018 also continued to expand the new high-grade ore zone in the Arista vein system.  Twenty-eight underground diamond drill holes totaling 12,287 meters were completed at the Aguila project during 2018.

Nevada Mining Unit exploration activities in 2018 included a successful 36-hole, 3,005-meter reverse circulation drilling program targeted to explore and expand mineral reserves at the Isabella Pearl project.  Surface geological and alteration mapping and rock chip surface sampling continued on the new high-grade gold area located on the northeast side of the Isabella Pearl deposit as well as a target to the northwest.  These areas are targeted for surface drilling in the future.

The Company also completed an 11-hole reverse circulation drilling program totaling 885 meters on the Mina Gold property.  This drilling targeted expansion along strike and to depth known surface high-grade gold mineralization on our patented claims.

In 2019, the Company anticipates spending approximately $5 million for exploration activities for both the Oaxaca and Nevada Mining Units.  Exploration expenses may be modified depending on exploration results, metal market conditions and available capital.

Dividends

The Company maintained its instituted $0.02 per share annual dividend during the 2018 year, with dividends being distributed on a monthly basis.  Total dividend distributions for 2018 totaled $1.1 million, or $0.02 per share.  The Company has now distributed more than $111 million in dividends back to shareholders since July 2010.

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the years ended December 31, 2018, 2017, and 2016, its financial condition at December 31, 2018 and 2017 and its cash flows for the years ended December, 31 2018, 2017 and 2016. The summary data as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2018, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per precious metal gold equivalent per ounce, total all-in sustaining cost per precious metal gold equivalent per ounce and total all-in cost per precious metal gold equivalent per ounce contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$7,762	$22,390
Gold and silver rounds/bullion	3,637	3,812
Accounts receivable, net	1,744	2,884
Inventories, net	14,342	11,636
Prepaid Taxes	1,126	-
Prepaid expenses and other current assets	2,450	1,767
Total current assets	31,061	42,489
Property, plant and mine development, net	111,242	82,599
Deferred tax assets, net	7,372	6,854
Other non-current assets	656	981
Total assets	$150,331	$132,923
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,429	$6,904
Loans payable, current	765	568
Capital leases, current	412	382
Income taxes payable, net	-	1,944
Mining royalty taxes payable, net	1,926	2,359
Accrued expenses and other current liabilities	2,030	2,851
Total current liabilities	17,562	15,008
Reclamation and remediation liabilities	3,298	2,946
Loans payable, long-term	1,378	1,645
Capital leases, long-term	831	1,218
Total liabilities	23,069	20,817
Shareholders' equity:
Common stock - $0.001 par value, 100,000,000 shares authorized:
58,850,431 and 56,916,484 shares outstanding at December 31, 2018 and 2017, respectively	69	57
Additional paid-in capital	121,592	114,584
Retained earnings	12,656	4,520
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	127,262	112,106
Total liabilities and shareholders' equity	$150,331	$132,923

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2018, 2017 and 2016

(U.S. dollars in thousands, except share and per share amounts)

	2018	2017	2016
Sales, net	$115,308	$110,156	$83,227
Mine cost of sales:
Production costs	66,672	53,436	48,460
Depreciation and amortization	14,616	14,554	12,169
Reclamation and remediation	330	51	165
Total mine cost of sales	81,618	68,041	60,794
Mine gross profit	33,690	42,115	22,433
Costs and expenses:
General and administrative expenses	9,325	8,122	9,533
Exploration expenses	4,703	4,349	4,314
Other expense (income), net	3,111	1,166	(560)
Total costs and expenses	17,139	13,637	13,287
Income before income taxes	16,551	28,478	9,146
Provision for income taxes	7,263	24,328	4,759
Net income	$9,288	$4,150	$4,387
Net income per common share:
Basic and diluted	$0.16	0.07	0.08
Weighted average shares outstanding:
Basic	57,534,830	56,854,670	55,140,237
Diluted	58,369,666	57,594,993	55,725,206

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2018, 2017 and 2016

(U.S. dollars in thousands)

	Year ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$9,288	$4,150	$4,387
Adjustments to reconcile net income to net cash from operating activities:
Deferred income taxes	(501)	14,991	(1,555)
Depreciation and amortization	15,169	14,998	12,588
Stock-based compensation	1,497	1,192	1,240
Other operating adjustments	2,535	1,285	298
Changes in operating assets and liabilities:
Accounts receivable	(220)	(2,254)	(309)
Inventories	(2,820)	(2,797)	(738)
Prepaid expenses and other current assets	(417)	(448)	793
Other noncurrent assets	130	(7)	79
Accounts payable and other accrued liabilities	1,489	1,636	(3,579)
Mining royalty and income taxes payable, net	(3,894)	2,887	4,695
Net cash provided by operating activities	22,256	35,633	17,899

Cash flows from investing activities:
Capital expenditures	(40,076)	(25,432)	(15,140)
Proceeds from the sale of equity investments	-	-	749
Other investing activities	6	(257)	(302)
Net cash used in investing activities	(40,070)	(25,689)	(14,693)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,261	-	391
Dividends paid	(1,149)	(1,137)	(1,670)
Repayment of loans	(596)	(184)	-
Repayment of capital leases	(383)	(73)	(606)
Proceeds from sale of stock, net of issuance costs	4,319	-	-
Net cash provided by (used in) financing activities	3,452	(1,394)	(1,885)

Effect of exchange rate changes on cash and cash equivalents	(266)	(326)	23
Net (decrease) increase in cash and cash equivalents	(14,628)	8,224	1,344
Cash and cash equivalents at beginning of period	22,390	14,166	12,822
Cash and cash equivalents at end of period	$7,762	$22,390	$14,166

Supplemental Cash Flow Information
Interest expense paid	$177	$65	$13
Income and mining taxes paid	$7,068	$3,102	$256
Non-cash investing activities:
Increase (decrease) in accrued capital expenditures	$3,302	$1,041	$(2,868)
Change in estimate for asset retirement cost	$271	$366	(21)
Equipment purchased through loan payable	$526	$2,397	$-
Equipment purchased under capital leases	$26	$1,686	$300
Common stock issued for the acquisition of mineral rights	$-	$1,300	$13,910

About GRC:

Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.  The Company targets low capital expenditure projects with potential for generating high returns on capital.  The Company has returned $111 million back to its shareholders since commercial production commenced July 1, 2010 and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com